Exhibit 99.1

AXCELIS ANNOUNCES THIRD QUARTER 2011 RESULTS

BEVERLY, Mass — October 25, 2011 — Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the third quarter ended September 30, 2011.  Revenue for the third quarter was $72.5 million, compared with $93.4 million in Q2, and $75.1 million for the same period a year ago.  Net income for the quarter was $1.2 million, or $0.01 per diluted share.  Prior quarter net income was $4.2 million or $0.04 per diluted share, and in the prior year period, the company reported a net loss of $6.3 million or $0.06 cents per share.  Cash and cash equivalents were $44.4 million on September 30, 2011.

Commenting on the Company’s performance, Chairman and CEO Mary Puma said, “During the quarter Axcelis improved gross margins, reduced operating expenses, and generated $6.6M in cash, enhancing our financial position.  We’re operating very efficiently, despite the fact that it is a less than robust industry environment. Our investments in R&D have resulted in highly differentiated technology, driving enhanced yield and profitability for our customers, which will continue to expand our market position even during this period of soft demand.”

Third Quarter 2011 Conference Call

The Company will host a conference call today at 5:00 pm ET to discuss the third quarter of 2011.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com, or by dialing 1.888.679.8035 (1.617.213.4848 outside North America).  Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and pass code: 50504209.  Webcast replays will be available from 8 pm ET on October 25, 2011 until 11:59 pm on November 24, 2011.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions. These statements, which include our guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the timing of orders and shipments, the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis

Axcelis Technologies, Inc. (Nasdaq: ACLS), headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation and cleaning systems. The company’s Internet address is: www.axcelis.com.

Company Contacts:

Maureen Hart (editorial/media) 978.787.4266

maureen.hart@axcelis.com

Jay Zager (financial community) 978.787.9408

jay.zager@axcelis.com

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenue
Product	$64,350	$66,162	$235,287	$157,133
Service	8,105	8,944	23,718	24,676
	72,455	75,106	259,005	181,809
Cost of revenue
Product	40,055	47,848	149,833	111,858
Service	5,505	5,788	17,058	15,606
	45,560	53,636	166,891	127,464

Gross profit	26,895	21,470	92,114	54,345
Operating expenses
Research and development	11,389	9,872	35,036	28,482
Sales and marketing	7,237	7,151	22,731	20,361
General and administrative	8,458	7,885	25,929	23,049
	27,084	24,908	83,696	71,892

Income (loss) from operations	(189)	(3,438)	8,418	(17,547)

Other income (expense)
Interest income	7	15	24	69
Other, net	1,563	(1,996)	(45)	(2,061)
	1,570	(1,981)	(21)	(1,992)

Income (loss) before income taxes	1,381	(5,419)	8,397	(19,539)

Income taxes	230	854	1,207	2,364

Net income (loss)	$1,151	$(6,273)	$7,190	$(21,903)

Net income (loss) per share
Basic	$0.01	$(0.06)	$0.07	$(0.21)
Diluted	$0.01	$(0.06)	$0.07	$(0.21)

Shares used in computing basic and diluted net income (loss) per share
Basic weighted average common shares	106,417	104,628	106,152	104,307
Diluted weighted average common shares	108,192	104,628	109,452	104,307

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets
Cash and cash equivalents	$44,413	$45,743
Accounts receivable, net	39,881	57,888
Inventories, net	121,916	109,653
Prepaid expenses and other current assets	9,392	15,346
Total current assets	215,602	228,630

Property, plant and equipment, net	37,896	38,594
Long-term restricted cash	107	107
Other assets	19,064	13,541
	$272,669	$280,872

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$17,703	$36,709
Accrued compensation	13,191	10,597
Warranty	3,639	2,556
Income taxes	777	—
Deferred revenue	9,857	13,859
Other current liabilities	4,456	4,408
Total current liabilities	49,623	68,129

Long-term deferred revenue	2,087	2,417
Other long-term liabilities	5,190	4,759

Stockholders’ equity
Preferred stock	—	—
Common stock	107	106
Additional paid-in capital	498,012	493,967
Treasury stock	(1,218)	(1,218)
Accumulated deficit	(286,330)	(293,520)
Accumulated other comprehensive income	5,198	6,232
	215,769	205,567
	$272,669	$280,872

Axcelis Technologies, Inc.

Consolidated Statements of Cash Flow

In thousands

(Unaudited)

	Nine months ended
	September 30,
	2011	2010
Cash flows from operating activities:
Net income (loss)	$7,190	$(21,903)
Adjustments to reconcile net income (loss) to net cash used for operating activities:
Depreciation and amortization	6,180	5,367
Taxes	75	—
Stock-based compensation expense	3,644	2,953
Provision for excess inventory	661	1,734
Changes in operating assets & liabilities:
Accounts receivable	17,994	(21,890)
Inventories	(13,384)	9,282
Prepaid expenses and other current assets	5,910	(2,747)
Accounts payable & other current liabilities	(15,237)	20,386
Deferred revenue	(4,339)	5,852
Income taxes	798	201
Other assets and liabilities	(8,640)	2,357
Net cash provided by operating activities	852	1,592
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(1,950)	(761)
Decrease in restricted cash	—	3,421
Net cash provided by (used for) investing activities	(1,950)	2,660
Cash flows from financing activities:
Financing fees and other expenses	(199)	(523)
Proceeds from exercise of stock options	272	104
Proceeds from Employee Stock Purchase Plan	275	206
Net cash provided by (used for) financing activities	348	(213)
Effect of exchange rate changes on cash	(580)	57
Net increase (decrease) in cash and cash equivalents	(1,330)	4,096
Cash and cash equivalents at beginning of period	45,743	45,020
Cash and cash equivalents at end of period	$44,413	$49,116